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The Envestnet Asset Management Group, Inc.
and its Affiliates

Code of Ethics
Regarding Personal Securities Trading
for Access Persons

Effective 1/05/2007

CODE OF ETHICS

I.  INTRODUCTION

A.	Fiduciary Duty
This Code of Ethics is based on the principle that all employees of The Envestnet Asset Management Group, Inc. and affiliates (Company) and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and the Company's.  This Code of Ethics applies to all "Access Persons" (defined below).  Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Company's Advisory Clients.

For purposes of this policy, the following words shall mean:

"Access Persons" means all employees, directors, officers, partners or members of the Company, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients' purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or the portfolio holdings of a Company affiliate.  Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

"Advisory Client" means any fund for which the Company serves as a general partner, or any person or entity for which it serves as investment advisor, renders investment advice or makes investment decisions.

“Beneficial Interest” means having a direct or indirect financial interest, which is the opportunity to profit directly or indirectly from a transaction in securities.  Direct beneficial interest is usually clear, such as securities held in accounts in the individual’s name.  Examples of indirect beneficial interest may include, but are not limited to the following:  (i) securities held in the name of any relative presently sharing your home; (ii) securities held by others for your benefit; (iii) securities held by a trust in which you have an income or an immediate remainder interest; (iv) securities held in any partnership in which you are partner; or (v) pledged securities held for your benefit.  Whenever you are not sure if you have beneficial interest, ask the Compliance Officer.

"Code" means this policy as supplemented by other policies and procedures contained in the Company's Compliance Manual.

“Investment Control” means the power to influence or direct the disposition or acquisition of an investment.  This would include any securities transaction in which the employee participates in the decision to buy or sell.  It may not always be clear if investment control exists.  For example, an employee may have investment control over a transaction in a discretionary account.  That could happen if the employee expresses an investment opinion or suggestion regarding a specific security to the broker who has discretionary authority over the account.  If it is not clear if you have investment control, talk to the Compliance Officer.

“Investment Person” includes Access Persons such as portfolio managers, CIOs, securities analysts, traders and all related staff members.

"Reportable Securities" means all securities in which an Access Person has a beneficial interest in, such as any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act of 1940.  The term “Reportable Securities” is very broad and includes items not ordinarily thought of as “securities”, such as:
•	Options on securities, on indexes, and on currencies;
•	All kinds of limited partnerships;
•	Foreign unit trusts and foreign mutual funds; and
•	Private investment funds, hedge funds, and investment clubs.

“Reportable Securities” do not include:
•	Direct obligations of the U.S. Government (e.g., treasury securities);
•	Money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments);
•	Shares of money market funds;
•	Shares of open-end mutual funds that are not advised or sub-advised by the Company (or certain affiliates, where applicable); and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised by the Company (or certain affiliates, where applicable).

As fiduciaries, all Access Persons must at all times:

(1)
Place the interests of Advisory Clients first.  All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients.  Access Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client.  For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

(2)
Avoid taking inappropriate advantage of their position.  The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company or its Advisory Clients, could call into question the exercise of the independent judgment of an Access Person.  Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

(3)
Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements.  Doubtful situations always should be resolved in favor of Advisory Clients.  Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of the Company's fiduciary duties.

B.	Appendices to the Code
The Code shall be supplemented by the Company’s Compliance Manual in its entirety.

II.  REPORTING REQUIREMENTS

Every Access Person is required to submit an Employee Brokerage Account Disclosure Form for all accounts in which securities are held.  Reportable Securities transactions of Access Persons will be reviewed for compliance with the provisions of this Code.  A violation may result from either a single transaction or multiple transactions if the Compliance Department determines that the transactions did not comply with the provisions of this Code.

Information relating to the holdings and personal trades of Access Persons will be shared with Senior Management from time to time for purposes of reviewing Access Person trading patterns and practices.

A.	Initial Reporting Requirements
Within thirty (30) calendar days of commencement of employment as an Access Person, the Access Person will provide the Compliance Department a copy of the last current quarterly (or end of year) statement of the Access Person’s securities account along with a completed Employee Brokerage Account Disclosure Form.

The Compliance Department will direct the broker/dealer, bank or other financial institution maintaining each account to provide duplicate confirmations of all transactions and account statements directly to the attention of the Chief Compliance Officer (CCO), in a timely fashion.  Each Access Person much assure that such information is received and accurate.

B.	Annual Reporting Requirements
On an annual basis and within thirty (30) calendar days of a request of the Compliance Department, every Access Person is required to:

(1)	Certify that he or she has read the Code; and

(2)	Acknowledge his or her understanding of and compliance with the Code, its requirements and associated procedures.

At the same time, the Access Person must submit an updated Employee Brokerage Account Disclosure Form as a way to confirm previously reported securities accounts and new accounts not previously reported.  Open-ended mutual fund accounts and money market fund accounts may be excluded.  Also, any other securities accounts in which you have no decision making control over trading decisions, such as, 401(k) accounts or have no beneficial interest in are excluded.

Access Persons who have not previously reported a securities account to the Compliance Department must provide a copy of the last current quarterly (or end of year) statement of the account along with the Employee Brokerage Account Disclosure Form.

C.	Duplicate Confirmations and Statements
An Access Person’s brokerage firm or custodian bank must be notified when the Access Person is hired, or when the Access Person opens a new account, that the Company is a registered investment advisor.   Duplicate confirmations and quarterly account statements will be requested.  If the brokerage firm or custodian does not respond promptly, the Access Person will be required to establish a new account elsewhere.  Statements and confirmations should be directed to the Company’s address as follows:

Envestnet Asset Management, Inc.
Compliance Department
35 East Wacker Drive, Suite 1600
Chicago, IL 60601

The Compliance Department will prepare and send a form letter requesting the duplicate confirmations and statements.

III.  PRE-CLEARANCE REQUIREMENTS

A.	Pre-Clearance of Trades
All Access Persons must pre-clear trades before directly or indirectly acquiring beneficial ownership in any security in an initial public offering or in a limited offering.  An “Employee Pre-clearance Form” must be submitted to the CCO and approved prior to trade execution.  The trade must be executed prior to market close on the day clearance is given.  The CCO, or authorized designee is responsible for pre-clearance of these securities transactions.

When the CCO receives the pre-clearance form submitted by the Access Person, a determination will be made as to the appropriateness of the transaction.  If there is no objection to the transaction, the CCO will sign, date, and note the approved trade date on the form.  A copy of the form will be returned to the Access Person for his or her records.  No order for a securities transaction for which pre-clearance is sought may be placed prior to the receipt of the form signed by the CCO.  Verbal approvals are not permitted.

The authorization provided by the CCO is effective until the earlier of (i) the close of business on the trade date noted on the “Employee Pre-Clearance Form”; (ii) its revocation by the CCO; or (iii) the Access Person learns that the information provided to the CCO is not accurate. If the trade order is not placed on the designated trade date, the Access Person should notify the CCO.  A new “Employee Pre-Clearance Form” may be required.

Pre-clearance may be obtained for a series of trades that will happen over an extended period of time.  The Access Person must complete the pre-clearance form and provide a written description of the trades, and the reason for the trades.  If the trades appear unlikely to affect the market for the securities, are clearly unrelated to the business of the firm, and pose no conflict of interest with client trades, the CCO may grant approval.  The approval would be subject to periodic review and may be withdrawn if circumstances warrant.

B.	Pre-Clearance Does Not Protect Wrongdoing
                Pre-clearance approval and the receipt of express prior pre-clearance approval does not exempt you from the prohibitions outlined in this Code.

C.
Options, Futures and/or Short Selling by Investment Persons
Investment Persons trading in options or futures contracts, or engaging in short sales of Reportable Securities, must obtain both approval by the Chief Investment Officer and  the Compliance Department.

D.	Exceptions From Reporting Requirements
The Code of Ethics does not require an Access Person to submit:

(1)	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

(2)	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

(3)
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements received no later than 30 days after the end of a calendar quarter by the Company for accounts previously reported by an Access Person.

IV.  OTHER DUTIES

A.	Confidentiality
Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

B.	Gifts and Entertainment
A conflict of interest occurs when the personal interests of Access Persons interfere or could potentially interfere with their responsibilities to the Company and its clients.  The overriding principal is that Access Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.  Similarly, Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the Access Person.

                The following provisions on gifts apply to Access Persons:

(1)
Gifts.  No Access Person may receive any gift, service, or other item of more than $100 value from any person or entity that does business with or on behalf of an Advisory Client.  No Access Person may give or offer any gift of more than $100 value to an existing client, prospective client, or any entity that does business with or on behalf of the Company without pre-approval by the CCO.

(2)	Cash. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

(3)
Entertainment.  No Access Person may provide or accept extravagant or excessive entertainment to or from an Advisory Client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Company.  Access Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

C.	Company Opportunities
Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or the Company.  This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

D.	Undue Influence
Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person.  If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety.  The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

E.	Recordkeeping
The CCO shall maintain the following books and records for a period no less than six (6) calendar years:

(1)	A copy of the Code of Ethics;

(2)	A record of any violation of the Code of Ethics and any action taken as a result of the violation;

(3)	A copy of each report made by an Access Person, including initial, quarterly and annual reporting;

(4)	A current record of all Access Persons;

(5)	A copy of any supporting documentation used in making decisions regarding action taken by the Compliance Department with respect to personal securities trading.

F.	Sanctions
If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral.  The Company also may require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived therefrom and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion.  Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

G.	Exceptions
Exceptions to the Code will rarely, if ever, be granted.  However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse.  All exceptions shall be solicited and issued in writing.  No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

H.	Compliance Certification
All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with the Company that evidences his or her receipt of this Code of Ethics and submit a copy of the last current quarterly (or end of year) statement of the Access Person’s securities account if not previously reported and a completed Employee Brokerage Account Disclosure Form.

CERTIFICATION OF COMPLIANCE

CODE OF ETHICS

I certify that as of the date written below:

•	I have received a copy of the Company’s Code of Ethics (“Code”).

•	I have read and understand the information contained in the Code.

•	I will abide by the Code and any subsequent amendments thereto.

•	I have fully disclosed all reportable securities holdings (accounts) in which I have, or a member of my immediate family has a beneficial interest.

•
I have reported and will report all transactions in reportable securities, in which I have a beneficial interest, direct or indirect, except for transactions exempt from pre-clearance or for which I have received an exception in writing from the CCO.

•	I will obtain pre-clearance for any proposed securities transaction in an initial public offering or limited offering that results in my direct or indirect beneficial ownership.

•	I have complied with the Code of Ethics in all other respects.

_____________________________________________
Signature

_____________________________________________
Print Name

Dated: _________________________________, 2007

EMPLOYEE PRE-CLEARANCE FORM
(Use only for IPOs and Private Placements)

Date

Employee Name

Account Name

Brokerage Firm

Security Name & Symbol

Buy or Sell

Number of Shares

(For multiple securities, use spaces above or additional forms.)

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Compliance Dept. Pre-Clearance Approval

______________________/_____________
Signature / Date

Approved Trade Date

___________________